EXHIBIT 24.(b)(4)(b)(xi)

                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISION BELOW. EXCEPT WHERE THIS RIDER PROVIDES OTHERWISE, IT IS A PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT TO WHICH IT IS ATTACHED, INCLUDING APPLICABLE QUALIFIED PLAN PROVISIONS ADDED BY ENDORSEMENT. IF THIS RIDER IS ADDED TO A PREVIOUSLY ISSUED CONTRACT, IT REPLACES AND SUPERCEDES ANY OTHER PREVIOUSLY ISSUED GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER TO THE CONTRACT.


SPECIFICATIONS

ADDITIONAL PAYMENT LIMIT:        $100,000

BONUS PERIOD:                    First 10 Contract Years after the Rider Date or
                                 most recent Step-Up, but not later than the oldest Annuitant's attained age 95.

BONUS PERCENTAGE:                Determined On
                                 Contract Anniversaries      Bonus Percentage is
                                 ----------------------      -------------------
                                 On or prior to the Covered
                                 Person's 60th birthday              6%

                                 On or after the Covered             7%
                                 Person's 61st birthday

COVERED PERSON:                  John Doe

HIGHEST PERIODIC CONTRACT VALUE  The highest of the Quarterly Contract Values determined during the one-year period that ends on the current Contract Anniversary. The Quarterly Contract Value is the Contract Value on a Quarterly Contract Anniversary increased by Additional Payments and reduced Proportionately by Excess Withdrawals subsequent to the Quarterly Contract Anniversary and on or prior to the current Contract Anniversary.

LIFETIME INCOME DATE:            MM/DD/YYYY will be the later of the Rider Date
                                 or the anniversary on or after age 61

LIFETIME INCOME PERCENTAGE:      Covered Person's
                                 Age at Contract
                                 Anniversary prior to
                                 Withdrawal                  Percentage
                                 ----------                  ----------
                                 61 and over                      5%

MAXIMUM ADDITIONAL PAYMENT AGE:  On or after the Owner's (or oldest Joint
                                 Owner's) attained age 81

MAXIMUM BENEFIT BASE:            $5,000,000

MAXIMUM RIDER FEE PERCENTAGE:    1.20%



BR001Q.08-NY                            1                                   [NY]

MAXIMUM STEP-UP DATE:            Contract Anniversary following the Annuitant's
                                 95th birthday.

[SEMI-ANNUAL] CONTRACT           Each 3 month anniversary of the Contract Date.
ANNIVERSARY                      If the Quarterly Contract Anniversary would be
                                 the 29th, 30th or 31st of a month without those dates, it will occur on the 1st of the following month.

RIDER DATE:                      MM/DD/YYYY

RIDER FEE PERCENTAGE:            0.70%

RIDER FEE GUARANTEE PERIOD       End of 1st Contract Year

TARGET DATE AND                  Target Date: The later of (a) the 10th Contract
TARGET AMOUNT                    Anniversary after the Rider Date or (b) the
                                 Contract Anniversary after the Covered Person's attained age 69.

                                 The Target Amount is the greater of
                                 1.  the highest Target Value for each
                                     Semi-annual Contract Anniversary beginning on the Rider Date and up to and including the the Contract Anniversary on or after the Covered Person's attained age 59.. The Target Value is 200% of the Contract Value on a Quarterly Contract Anniversary. This amount is increased by Additional Payments and reduced Proportionately by Withdrawals subsequent to the Semi-annual Contract Anniversary and on or prior to the Target Date. and
                                 2. 200% multiplied by the Payments applied to the Benefit Base during the 1st Contract Year(s) following the Rider Date plus 100% multiplied by the Payments applied to the Benefit Base in Contract Years 2 and later following the Rider Date. This amount is reduced Proportionately by Withdrawals, in the order they occur, prior to the Target Date.



BR001Q.08-NY                            2                                   [NY]

DEFINITIONS

The following definitions are applicable to this Rider only:

BENEFIT BASE                     The Benefit Base is the total amount used for
                                 the sole purpose of calculating future periodic withdrawals under this Rider. The Benefit Base is not used in calculating the Contract Value or any other guaranteed benefits. The Benefit
                                 Base cannot be withdrawn in a lump sum and will not exceed the Maximum Benefit Base shown in the Specifications above.

COVERED PERSON                   The Covered Person is the person named in the
                                 Specifications whose life is used to determine the duration of the LIA payments. If the Covered Person named above is deceased or is no longer an Owner, Beneficiary or Annuitant of the Contract, there will no longer be a Covered
                                 Person under this Rider.

EXCESS WITHDRAWAL                The Excess Withdrawal is any Withdrawal prior
                                 to the Lifetime Income Date or any Withdrawal after the Lifetime Income Date that exceeds the LIA or causes the total of all Withdrawals during the Contract Year to exceed the LIA.

LIFETIME INCOME AMOUNT (LIA)     The Lifetime Income Amount is the amount that
                                 is guaranteed to be available each Contract
                                 Year for withdrawal during the life of the Covered Person while this Rider is in effect.
                                 The LIA reduces to zero upon the death of the Covered Person or upon a change in Owner, Beneficiary or Annuitant that removes the Covered Person from the Contract as an Owner, Beneficiary or Annuitant.

LIFETIME INCOME DATE             The Lifetime Income Date is the earliest date
                                 on which the initial LIA is calculated. This date is shown in the Specifications above.

PROPORTIONATELY                  Proportionately means a Withdrawal reduces the
                                 benefit in the same proportion as the amount of the Withdrawal divided by the Contract Value prior to the Withdrawal.

WITHDRAWALS                      The amount withdrawn, including any applicable
                                 Withdrawal Charges.


GUARANTEED MINIMUM WITHDRAWAL BENEFIT

This benefit guarantees that each Contract Year during the life of the Covered Person after the Lifetime Income Date, you may take Withdrawals up to an amount equal to the LIA, even if your Contract Value reduces to zero. The LIA is described below in the "Calculation of Lifetime Income Amount (LIA)" provision.


BR001Q.08-NY                            3                                   [NY]

EFFECT OF THIS BENEFIT ON CONTRACT

All Withdrawals under this Rider will reduce your Contract Value on a dollar-for-dollar basis. The Death Benefit provided by the Contract is also reduced by Withdrawals under this Rider. Withdrawals will reduce the Death Benefit as described in the Contract or any applicable Death Benefit rider.

ADDITIONAL PAYMENT LIMITS

The following limits on Additional Payments are in addition to any Payment limitations described in your Contract.

No Additional Payment will be accepted without our prior approval on or after the later of the first Contract Anniversary following the Rider Date or the Contract Anniversary after the oldest Owner's age 65 that either:

       (a) exceeds the Additional Payment Limit, shown in the Specifications above or
       (b) causes the total of all Additional Payments received since the first Contract Anniversary following the Rider Date to exceed such Additional Payment Limit.

In addition to the above restrictions, no Additional Payments will be accepted after the Maximum Additional Payment Age shown in the Specifications above. Notwithstanding the above, we reserve the right to refuse to accept Additional Payments at any time after the later of the first Contract Anniversary following the Rider Date or the Contract Anniversary after the oldest Owner's age 65.

CALCULATION OF BENEFIT BASE

If this Rider is issued on the Contract Date, the initial Benefit Base equals the amount of your initial Payment(s) to the Contract.

If you add this Rider after the Contract Date but prior to the first Contract Anniversary, then we will calculate the Benefit Base as if this Rider had been issued on the Contract Date.

If you add this Rider on or after the first Contract Anniversary then the initial Benefit Base equals the Contract Value on the Rider Date.

The Benefit Base may increase as a result of Additional Payments, Bonuses, Step-Ups, or a Target Amount Adjustment and may decrease as a result of Withdrawals as described below. In no event will the Benefit Base exceed the Maximum Benefit Base, shown in the Specifications above.

ADDITIONAL PAYMENTS

Each time an Additional Payment is received prior to the Lifetime Income Date, the Benefit Base will increase by the amount of that Additional Payment. After the Lifetime Income Date, an increase to the Benefit Base due to an Additional Payment is determined as follows:

       (a) If there have been no Additional Payments, Step-Ups or decreases in Benefit Base since the Lifetime Income Date, then all Withdrawals since the Lifetime Income Date will be deducted from the Additional Payment. Any Additional Payment remaining after that deduction will be applied to the Benefit Base.
       (b) If the Benefit Base has been adjusted due to Additional Payments, Step-Ups or Withdrawals, then the current Additional Payment will be reduced by Withdrawals less the amount of Additional Payments that have not adjusted the Benefit Base. The Withdrawals and Additional Payments that have not adjusted the Benefit Base are determined beginning with

BR001Q.08-NY                            4                                   [NY]
           the most recent (i) increase in Benefit Base by an Additional Payment, or (ii) Step-Up, or (iii) decrease due to a Withdrawal. Any amount of the current Additional Payment remaining after the reduction will be applied to the Benefit Base.

BONUS
On each Contract Anniversary during the Bonus Period, we will determine the Bonus payable if no Withdrawals are taken during the Contract Year that begins on that anniversary. The Bonus is equal to the Bonus Percentage for that Contract Anniversary as shown in the Specifications multiplied by:

       (a) total Payments applied to the Benefit Base, if this Rider is issued on the Contract Date, or
       (b) the initial Benefit Base, increased by the Payments applied to the Benefit Base (as described in the "Additional Payments" provision in this section) since the Rider Date, if this Rider is added after the Contract Date.

If however, the Benefit Base was previously Stepped-Up (as described below in the "Step-Up" provision) and/or decreased (as described below in the "Effect of Withdrawals" provisions), then the Bonus will equal the Bonus Percentage multiplied by the Benefit Base on the date of the latest Step-Up or decrease, increased by any Payments applied to the Benefit Base since such date.

If any Payments are applied to the Benefit Base during the Contract Year, the Bonus will be increased by the Bonus Percentage multiplied by the amount of the Payment applied to the Benefit Base.

If there are no Withdrawals during the Contract Year, the Bonus will be added to the Benefit Base on the immediately-following Contract Anniversary.

STEP-UP
On each Contract Anniversary up to and including the Maximum Step-Up Date, we will compare the Benefit Base, including any Bonus payable on that date, to the Highest Periodic Contract Value for the one-year period ending on that Contract Anniversary. If the Highest Periodic Contract Value is greater, we will automatically Step-Up the Benefit Base to equal to the Highest Periodic Contract Value.

If the Rider Fee Percentage would increase as a result of a Step-Up as described below in the "Rider Fee" provision, you will receive advance notice of the increase in the Rider Fee Percentage and be given the opportunity to decline the automatic Step-Up. If we increase the fee and you decline an automatic Step-Up, you will have the option to elect to Step-Up within 30 days following any subsequent Contract Anniversary if the Highest Periodic Contract Value exceeds the Benefit Base. This election will resume automatic Step-Ups.

TARGET AMOUNT ADJUSTMENT
On the Target Date(s) shown in the Specifications, the Benefit Base will equal the greater of the Benefit Base including any Bonus or Step-Up, or the Target Amount shown in the Specifications above. If this Rider is issued after the first Contract Anniversary, the Contract Value on the Rider Date will be treated as a Payment for purposes of the Target Amount.

EFFECT OF WITHDRAWALS PRIOR TO THE LIFETIME INCOME DATE
Any Withdrawals prior to the Lifetime Income Date will decrease the Benefit Base Proportionately. (See the definition of "Proportionately" in the "Definitions" section.)

Notwithstanding the Withdrawal discussion above, the Benefit Base will decrease by the amount of the Withdrawal when all Withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract Year. (See the "Life Expectancy Distributions" provision.)


BR001Q.08-NY                            5                                   [NY]

EFFECT OF WITHDRAWALS ON OR AFTER THE LIFETIME INCOME DATE
Any Withdrawals on or after the Lifetime Income Date, will not reduce the Benefit Base if total Withdrawals during a Contract Year are less than or equal to the LIA. All Excess Withdrawals during a Contract Year will reduce the Benefit Base Proportionately.

See "Examples of Excess Withdrawal".

Notwithstanding the Withdrawal discussions above, a decrease of the Benefit Base will not result when all Withdrawals during the Contract Year are Life Expectancy Distributions elected under an automatic distribution program, provided by us, even if such Life Expectancy Distributions exceed the LIA for the Contract Year. (See the "Life Expectancy Distributions" provision.)

CALCULATION OF LIFETIME INCOME AMOUNT (LIA)

The initial LIA is equal to the applicable Lifetime Income Percentage listed in the Specifications multiplied by the Benefit Base on the later of: (a) the Rider Date or (b) the Lifetime Income Date (see "Calculation of Benefit Base" provision above). The LIA will not be determined before the Lifetime Income Date.

Each time the Benefit Base is changed after the Lifetime Income Date, then the new LIA will equal the applicable Lifetime Income Percentage listed in the Specifications multiplied by the new Benefit Base.

LIFE EXPECTANCY DISTRIBUTIONS

For purposes of this Rider, Life Expectancy Distributions are distributions within a calendar year that:

       (a) are part of a series of substantially equal periodic payments over the Owner's Life Expectancy (or, if applicable, the joint Life Expectancy of the Owner and the Owner's spouse); and
       (b) are paid to the Owner:

              (i)     pursuant to Internal Revenue Code ("Code")
                      Section 72(t)(2)(A)(iv) upon the request of the Owner ("Pre-59 1/2 Distributions"); or
              (ii)    as required or contemplated by Code Section 401(a)(9),
                      Section 403(b)(10), Section 408(b)(3), or Section 408A(c), as the case may be ("Qualified Death Benefit Stretch Distributions" and "Required Minimum Distributions"); and
       (c) are the Contract's proportional share of all such distributions as determined by the Company and based on the Company's understanding of the Code.

For purposes of this "Life Expectancy Distributions" provision, references to Owner also include the Beneficiary, as applicable.

We reserve the right to make any changes necessary to comply with the Code and Treasury Regulations.

SETTLEMENT PHASE

When the Rider enters its Settlement Phase, the Contract will continue but all other rights and benefits under the Contract, including death benefits, will terminate and additional Payments will not be accepted. The Rider Fee will not be deducted during the Rider's Settlement Phase.

The Rider will enter its Settlement Phase if the Contract Value reduces to zero, Withdrawals during the Contract Year do not exceed the LIA, but the Benefit Base is still greater than zero. You will automatically receive settlement payments each Contract Year equal to the LIA during the life of the


BR001Q.08-NY                            6                                   [NY]

Covered Person. If the Settlement Phase is entered prior to the Lifetime Income Date, then settlement payments will begin on or after the Lifetime Income Date.

The settlement payments will be paid no less frequently than annually. You may choose among the frequencies that we make available at the time settlement payments begin.

If the Covered Person dies during the Settlement Phase, then this Rider terminates and no additional settlement payments will be paid.

EFFECT OF PAYMENT OF DEATH BENEFIT

If the Contract's Death Benefit is paid while this Rider is in effect, and if the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract, the following will determine whether this Rider continues or terminates:

       (a) If the deceased Owner (Annuitant if the Owner is not an individual) is the Covered Person, the Rider will terminate.
       (b) If the deceased Owner (Annuitant if the Owner is not an individual) is not the Covered Person and the Covered Person remains an Owner, Annuitant or Beneficiary, the Rider will continue. In such instance, if the LIA has not been determined prior to the payment of the Death Benefit, it will be determined on the first anniversary of the date the Death Benefit was determined after the Covered Person has reached the Lifetime Income Date, instead of the original Contract Anniversary Dates.

           If the Rider continues, under b) above, the Rider Fee will continue (See the "Rider Fee" provision). If the Rider continues, the Benefit Base will automatically Step-Up if the Death Benefit on the date the Death Benefit was determined was greater than the Benefit Base on that date. (See the "Calculation of Benefit Base - Step-Up" provision.)

           The Beneficiary is eligible for any remaining Bonuses and any Step-Ups. However, any such remaining Bonuses will be calculated and applied on future anniversaries of the date the Death Benefit was determined instead of the original Contract Anniversary Dates. Step-Ups and the Highest Periodic Contract Value will also be measured beginning from the date the Death Benefit was determined. The Maximum Step-Up Date, shown in the Specifications above, as measured beginning from the Rider Date, is still applicable. When Withdrawals deplete the Contract Value to zero, if the Benefit Base is still greater than zero, then the Rider enters its Settlement Phase. (See the "Settlement Phase" provision above.) Note that some methods of Death Benefit distributions may result in an Excess Withdrawal or an amount that exceeds the Life Expectancy Distributions. In such cases the Benefit Base may be automatically reset, thereby possibly reducing the benefits provided under this rider. (See "Effect of Withdrawals Prior to the Lifetime Income Date" and "Effect of Withdrawals On or After the Lifetime Income Date" provisions).

RIDER FEE

To compensate us for assuming risks associated with this Rider, we charge an annual Rider Fee. The Rider Fee is deducted on each Contract Anniversary. The Rider Fee is withdrawn from each Investment Option in the same proportion that the value of Investment Accounts of each Investment Option bears to the Contract Value. The amount of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the "Adjusted Benefit Base." The Adjusted Benefit Base is the Benefit Base that was available on the prior Contract Anniversary adjusted for subsequent Payments applied to the Benefit Base during the Contract Year prior to the current Contract Anniversary.



BR001Q.08-NY                            7                                   [NY]

If an Excess Withdrawal is taken on any date other than the Contract Anniversary and such Withdrawal reduces the Contract Value to zero, we will deduct a pro rata share of the Rider Fee from the amount otherwise payable. In the case of such a total Withdrawal, a pro rata share of the Rider Fee is equal to the Rider Fee Percentage, shown in the Specifications above, multiplied by the Adjusted Benefit Base, defined above, and then multiplied by the number of days that have elapsed since the previous Contract Anniversary and divided by 365. For purposes of determining the Rider Fee, a total Withdrawal will be deemed to have been taken on the date the Death Benefit is determined and once an Annuity Option has been elected. The Rider Fee will not be deducted during the Rider's Settlement Phase. The Rider Fee will not be deducted after the Maturity Date if an Annuity Option has commenced.

If the Beneficiary does not take the Death Benefit as a lump sum under the terms of the Contract and the Rider continues, for purposes of this "Rider Fee" provision, the anniversaries of the date the Death Benefit was determined will be considered to be the Contract Anniversaries.

The initial Rider Fee Percentage is shown in the Specifications above. We reserve the right to increase the Rider Fee Percentage on the effective date of each Step-Up after the Rider Fee Guarantee Period in the Specifications. The Rider Fee Percentage will never exceed the Maximum Rider Fee Percentage, shown in the Specifications above.

INVESTMENT OPTIONS

There are generally two types of Investment Options that may be available under Contracts issued with this Rider: Portfolios and Models. Portfolios and Models available initially are shown on the Contract's Specifications Page. The actual percentages initially allocated to certain Investment Options for the Portfolios and Models are also shown on the Contract's Specifications Page.

The Models and Portfolios available are selected to provide a diversification of risk necessary to ensure the Benefit provided under the Rider. If you choose to allocate to an available Model, we will require rebalancing of existing variable Investment Accounts, under the Model you have selected, to those percentages shown on the Contract Specifications Page. Such rebalancing will occur at the frequency specified on the Contract's "Available Investment Options" Specifications Page as the "Rebalancing Frequency".

In the future, certain Models or Portfolios may no longer be available for new Payments however previous allocations to such Models or Portfolios will be unaffected. We may also make new Models or Portfolios available subject to regulatory approval.

Initially, if you choose to allocate your Contract Value to the Portfolios, you may allocate in one or a combination of the Portfolios currently available. If you choose to allocate to a Model, you must allocate your entire Contract Value to only one of the Models available. In the future, subject to restrictions, we may provide more flexibility in allocating your Contract Value to a combination of the Models then available. We will provide at least 30 days prior notice of such changes to restrictions described herein.

You may transfer between a Model and available Portfolios, on any date, provided your entire Contract Value is transferred. Withdrawals are subject to all other conditions, limitations, restrictions or charges under the Contract. Withdrawals will be taken Proportionately from Investment Options in effect at the time of each Withdrawal.


BR001Q.08-NY                            8                                   [NY]

EXAMPLES OF EXCESS WITHDRAWAL

The following examples illustrate the effect of an excess withdrawal on the LIA and the Benefit Base.



                   BEFORE WITHDRAWAL                                             AFTER WITHDRAWAL
EX.      ------------------------------------                         -------------------------------------------
 #          CV        BENEFIT BASE       LIA          WITHDRAWAL       CV(A)       BENEFIT BASE(B)        LIA
---      -------      ------------     ------         ----------      -------      ---------------   ------------

 1       $25,000        $40,000        $2,000           $2,010        $22,990         $36,784(B)     $1,839.20(B)

 2       $60,000        $40,000        $2,000           $2,010        $57,990         $38,660(C)     $1,933.00(C)

(A) Example assumes no withdrawal charges apply to withdrawal.
(B) Benefit Base is reduced Proportionately by Excess Withdrawals during the Contract Year.
(C) In Example #1, Benefit Base = $36,784 ($40,000 X $2,010/$25,000 = $3,216.
    $40,000 minus $3,216 = $36,784); LIA = Lifetime Income Percentage multiplied by $36,784 = $1,839.20
(D) In Example #2, Benefit Base = $38,660 ($40,000 X $2,010/$60,000 = $1,340.
    $40,000 minus $1,340 = $38,660); LIA = Lifetime Income Percentage multiplied by $38,660 = $1,933.00

TERMINATION

This rider will terminate upon the earlier of:

       (a) the date a Death Benefit is payable and the Beneficiary takes the Death Benefit as a lump sum under the terms of the Contract; or
       (b) the date an Annuity Option commences; or
       (c) the date the Contract Value, the Benefit Base and the LIA all equal zero; or
       (d) the date there is no longer a Covered Person under this Rider; or
       (e) termination of the Contract.

ALTERNATE ANNUITY OPTION

In addition to the Annuity Options provided by your Contract, we offer the following Alternate Annuity Option on or after the later of the oldest Annuitant's 90th birthday or the 10th Contract Anniversary. We reserve the right to revise the availability of this option to comply with state laws and regulations or with federal Code or Treasury regulations.

LIA WITH CASH REFUND: If you elect this option, we will make payments during the lifetime of the Annuitant. After the death of the Annuitant, we will pay the Beneficiary a lump sum amount equal to the excess, if any, of the Contract Value at the election of this option over the sum of the annuity payments made under this option.

The annual amount of the annuity payments will equal the greater of
   (a) the Lifetime Income Amount provided by this Guaranteed Minimum Withdrawal Benefit, if any, or
   (b) the annual amount determined by applying the Contract Value to a Cash Refund Annuity Option on the guaranteed basis provided under the Contract. The Cash Refund Amount is the excess, if any, of the Contract Value at the Maturity Date over the sum of the annuity payments.


BR001Q.08-NY                            9                                   [NY]

MISCELLANEOUS

Except as modified by this Rider, the provisions of the Contract also apply to this Rider.

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK

[/s/ Emanuel Alves]
[Secretary]





BR001Q.08-NY                           10                                   [NY]